EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133567) and the Registration Statement on Form S-3 (No. 333-143422) of our report dated June 26, 2009 relating to our audits of the consolidated financial statements of Castle Brands Inc. and subsidiaries as of March 31, 2009 and 2008, and the years then ended, which is included in the Annual Report on Form 10-K for the year ended March 31, 2009. We also consent to the reference to us as Experts in the Registration Statement on Form S-3.
/s/ EISNER LLP

New York, New York
June 26, 2009